Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN MIAMI INTERNATIONAL HOLDINGS, INC.
AND DOUGLAS M. SCHAFER, JR.

THIS AMENDED AND RESTATED AGREEMENT is entered into as of the 1st day of January, 2022, by and between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation with a principal place of business at 7 Roszel Road, Suite 1A, Princeton, NJ 08540 (“MIH” or the “Company”), and DOUGLAS M. SCHAFER, JR. (hereafter “Executive”).

RECITALS:

WHEREAS, the Company is engaged in the business of (i) developing, implementing operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii) developing technology for exchanges and financial institutions, including technology platform kits for market, sale and/or license, (iii) providing consulting services with respect to any of the foregoing, and (iv) pursuing strategic and technology ventures within the exchange and financial services space (the “Business”);

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated October 1, 2021 (the “2021 Agreement”) which superseded and replaced that certain Employment Agreement dated July 1, 2019 (the “2019 Agreement”) whereby the Company engaged Executive as Executive Vice President and Chief Information Officer of the Company to provide certain services related to the development and operation of the Business;

WHEREAS, the Company and Executive would like to amend, restate and replace the 2021 Employment Agreement in its entirety as set forth herein (as so amended and restated, the “2022 Agreement” or “Agreement”);

WHEREAS, the Company desires to continue to engage Executive as Executive Vice President and Chief Information Officer of the Company pursuant to the terms and conditions of this 2022 Agreement; and

WHEREAS, Executive desires to continue to render services as Executive Vice President and Chief Information Officer of the Company pursuant to the terms and conditions of this 2022 Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby continue to agree as follows:

1.	Employment.

(a)            The Company hereby continues to engage Executive as Executive Vice President and Chief Information Officer of the Company. During the term of this Agreement, Executive will continue to be responsible to report to the Chief Executive Officer of the Company (the “Chief Executive Officer”), or if there shall be no Chief Executive Officer, to such other person designated by the Company’s Board of Directors (the “Board”). Executive shall also serve as Executive Vice President and Chief Information Officer of Miami International Securities Exchange, LLC (“MIAX”), MIAX PEARL, LLC (“MIAX Pearl”) and MIAX Emerald, LLC (“MIAX Emerald”) (MIAX, MIAX Pearl and MIAX Emerald are hereinafter collectively referred to as the “Exchange”), President and Chief Information Officer of Miami International Technologies, LLC (“MIAX Technologies”) and Chief Information Officer of MIAX Futures, LLC (“MIAX Futures”), MIAX Global, LLC and MIAX Products, LLC.

(b)            Executive hereby accepts such appointments subject to the provisions and conditions of this Agreement.

2.	Term of Agreement.

(a)            This Agreement commenced as of October 1, 2021 (the “Effective Date”) and shall continue in effect for a two (2) year period expiring on September 30, 2023, if not sooner terminated pursuant to Section 6 below (the “Initial Term”). This Agreement shall thereafter automatically renew for one (1) additional one (1) year period (the “Renewal Term”), if not sooner terminated pursuant to Section 6 below, unless at least ninety (90) days prior to the expiration of the Initial Term, Executive gives notice to the Company in accordance with this Agreement that Executive does not wish to so extend the Term. The parties may further agree by written amendment to continue this Agreement after the expiration of the initial Renewal Term on a year to year basis for one (1) or more additional Renewal Terms. During any Renewal Term, the terms and conditions of this Agreement shall continue to apply. For avoidance of doubt, references in this Agreement to the “Term” shall mean only the Initial Term or the Renewal Term, in each case as is then in effect.

(b)            Notwithstanding the above, if during the Term the Company enters into a Corporate Transaction or obtains Qualified Public Company Status (as such terms are defined below), upon the request of the Company (or its successor company), Executive shall continue in Executive’s then current roles for one (1) additional year from and after the date of the first to occur of the above-referenced corporate events, notwithstanding any earlier scheduled expiration of this Agreement (i.e., a Renewal Term). During any such Renewal Term, the terms and conditions of this Agreement shall continue to apply including as to Base Salary and Annual Base Bonus.

(i)            For the purposes of this Agreement, a “Corporate Transaction” shall have the meaning ascribed to such term under the Company’s 2021 Stock Option and Incentive Plan for Employees and Consultants (the “2021 Plan”).

(ii)            For the purposes of this Agreement, “Qualified Public Company Status” shall mean the common stock of the Company is registered on one or more national securities exchanges in the U.S.

2.	Executive’s Duties.

(a)            Executive agrees to devote their full business time and attention to the affairs of the Company. In the positions described in Section 1(a), Executive shall perform such duties as are assigned by the Chief Executive Officer from time to time and which duties are appropriate and consistent with such positions, including but not limited to those roles and responsibilities of Executive with respect to the Exchange as described in Exhibit A attached hereto (the “Duties”). Executive may also perform services for one or more other Company subsidiaries as requested by the Chief Executive Officer from time to time. Executive’s principal work location will be in the Company’s Princeton, New Jersey office unless otherwise agreed by Executive and the Company. Executive may be required to travel to New York, Philadelphia, Chicago, Miami, Minneapolis, Washington DC, Bermuda, Europe, South America and the Middle East in addition to other locations as specified from time to time by the Chief Executive Officer.

(b)            If requested by the Company, Executive will cooperate with the Company in efforts by the Company to obtain key person life insurance with respect to Executive for the Company’s benefit and will submit to all reasonable and customary examinations by the provider of such life insurance.

4.	Company’s Duties.

(a)            The Company shall:

(i)	Compensate Executive as set forth in Section 5 below.

(ii)            Furnish Executive with a suitable office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfill Executive’s Duties as set forth in this Agreement.

(iii)            Furnish Executive with such data, materials, documents and other information as are reasonable and necessary to fulfill Executive’s Duties as set forth in this Agreement.

(iv)            Reimburse Executive for all reasonable out of pocket business expenses Executive incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies and procedures governing such expenses, including without limitation, for travel, lodging, food, telephone, facsimile and other electronic voice or data transmissions. The Company shall furnish Executive with a credit card for use in connection with Company related travel, entertainment and other Company business expenses. Executive shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executives and the Company shall reimburse such in accordance with its policies and procedures in effect from time to time.

(b)            During the Term of this Agreement, the Company shall provide, at its expense, Directors and Officers liability insurance coverage relating to Executive’s acts and/or omissions as an officer and an employee of the Company and its affiliates including, but not limited to, the affiliates noted in Section 1(a) above. The limits of coverage and terms of the Directors and Officers liability insurance shall be reasonably determined by the Company.

(c)            The Company (or its successor company) shall indemnify and hold harmless Executive from any and all claims related to Executive’s acts and/or omissions in Executive’s capacity as an officer and an employee of the Company and its affiliates including, but not limited to, the affiliates noted in Section 1(a) above during the Term of this Agreement notwithstanding whether or not Executive is employed by the Company at the time any such claims may be raised (subject to limitations under applicable laws) including, but not limited to, tort, contract or any other type of claim whether seeking legal or equitable remedies. The foregoing indemnification obligation includes, but is not limited to, (i)  the payment of Executive’s reasonable attorneys’ fees and expenses of counsel (counsel to be selected by Executive and reasonably agreeable to the Company, with such fees and expenses to be paid by the Company as submitted), (ii)  the payment of the litigation costs, expert witness fees and all other reasonable fees and expenses associated with any and all claims described herein, (iii) the payment of any and all settlements, judgments, penalties, costs, fees and/or expenses resulting from any and all claims described herein. Executive agrees to provide prompt notice to the Company of any claims subject to this indemnification obligation, to consult with the Company regarding all material aspects of the prosecution or defense of such claims and not to compromise or settle any such claims without the Company’s prior consent, such consent not to be unreasonably withheld, delayed or conditioned.

(d)            Upon the request of Executive, the Company shall pay for or reimburse Executive for travel related costs for Executive’s spouse to accompany Executive on any domestic or international business travel, including attendance at conferences such as the annual OIC conference.

(e)            The Company and Executive shall mutually agree on the overall long and short term business strategies for the Company with respect to additional exchanges, exchange functionality, new product lines, new technology initiatives and the roles and responsibilities of the business strategy staff of the Company with respect to the implementation and execution of such strategies.

5.	Compensation.

(a)            The Company shall pay Executive a base annual salary of $1,750,000 (“Base Salary”) during the Term of this Agreement in installments in accordance with the Company’s standard payroll practices for salaried employees (but no less frequently than twice a month).

(b)            During each calendar year of the Term, Executive shall receive an annual bonus (the “Annual Base Bonus”) in the amount of $500,000 commencing in 2022 with respect to performance in 2021, payable by the Company on or before March 15 of the year following the year for which earned. Executive shall be eligible to receive additional discretionary bonuses (the “Discretionary Bonus”) in the sole discretion of the Company. The payment and amount of the Annual Base Bonus shall be subject to the achievement by the Company and/or Executive of certain performance criteria as shall be established by the Chief Executive Officer following consultation with the Compensation Committee of the Company (the “Compensation Committee”) and communicated to Executive in the first quarter of each applicable year of the Term. The payment and amount of any Discretionary Bonus shall be determined in the sole discretion of, and by, the Company and may be based upon the achievement by the Company and/or Executive of certain performance criteria to be determined by the Chief Executive Officer following consultation with the Compensation Committee. For any year during the Term that is not a full year and with respect to which Executive has been granted and earned an Annual Base Bonus and/or a Discretionary Bonus, Executive shall receive a pro-rated bonus, based upon the length of service and/or satisfaction of performance criteria as applicable in such year. For any year during which a Discretionary Bonus has been granted to Executive and earned, such bonus shall be paid to Executive within two and one-half months after the close of the applicable calendar year.

(c)            Executive shall be eligible to receive a one-time special bonus in the amount of $1,000,000 in connection with the Company obtaining Qualified Public Company Status, payable within forty-five (45) days of the effective date of same.

(d)            Executive shall be eligible to participate in coverage under the Company’s health, life and disability insurance, plans or programs, and other executive benefit plans or programs, if any, at least equal to the coverage generally provided to other full-time executives of the Company at the same level as Executive.

(e)            Executive shall be entitled to a monthly car allowance in the amount of $850, and the Company shall provide Executive with a credit card for payment of Executive’s automobile related fuel, insurance premium and repair expenses.

(f)            Executive shall be entitled to a monthly housing allowance in the amount of $4,167 for any period during the Term in which Executive maintains a second residence within a 25 mile radius of the Company’s office in order to reduce Executive’s weekday commute, payable by the Company to Executive on a monthly or semi-monthly basis.

(g)            The Company shall maintain during the Term of this Agreement, a $10 Million Life Insurance Policy (currently underwritten by American National Insurance Company) on behalf of Executive with the proceeds payable to those beneficiaries designated by Executive. During the Term of this Agreement, the Company shall also provide at its expense, life insurance for Executive in an amount of $750,000 currently through MetLife and $1,500,000 currently through Equitable, provided such life insurance continues to be available at commercially reasonable rates. During the Term of this Agreement, the Company will offer Executive the opportunity to purchase additional life insurance for Executive, at Executive’s own expense, in any additional amount offered to Executive by the Company’s life insurance policy provider(s). Executive agrees to submit to all reasonable and customary examinations by the provider(s) of such life insurance.

(h)            Executive shall be entitled to twenty-five (25) days of vacation per year in addition to personal days and sick leave in accordance with the policies of the Company from time to time in effect for executives of the Company at the same level as Executive.

(i)            Executive shall be entitled to participate in any technology bonus plan (“Technology Bonus Plan”) established by the Compensation Committee during the Term, which Technology Bonus Plan shall be funded with a percentage of the profits before interest, taxes, depreciation and amortization (“EBITDA”) received from the license and/or sale of technology products and services by MIAX Technologies during such period. Executive’s individual participation in the Technology Bonus Pool shall be at a rate equal to 3% (three percent) of EBITDA.

(j)            Executive shall be entitled to participate in any Company transaction bonus plan (“Transaction Bonus Plan”) established by the Compensation Committee during the Term, which Transaction Bonus Plan shall be designed to retain and reward senior executives of the Company in connection with certain Change-In-Control (“CIC”) Transactions (other than an initial public offering) at a rate to be determined in the discretion of the Chief Executive Officer after consultation with the Compensation Committee.

6.	Termination.

(a)            For Cause. The Company shall have the right, at any time effective upon notice to Executive, to terminate this Agreement and Executive’s employment hereunder for “Cause” (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean (i) failure by Executive to follow any reasonable directive, policy or instruction of the Chief Executive Officer or the Board of Directors of the Company or the Exchange; (ii) a material breach by Executive of the terms of this Agreement; (iii) malfeasance or gross negligence in the performance by Executive of Executive’s Duties; (iv) dishonesty by Executive with respect to the Company that has a material injurious effect on the Company, or (v) Executive’s conviction, or plea of guilty or no contest to, any crime involving deception, fraud or moral turpitude that has a material injurious effect on the Company or a violation of the federal securities laws. In any circumstances involving Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and/or 6(a)(iv) of this Agreement, the Company shall provide Executive with thirty (30) calendar days advance written notice of the conduct which the Company contends constitutes Cause and if capable of cure, allow Executive a reasonable opportunity to cure such conduct before the Company may terminate Executive for Cause. Furthermore, the Company may treat a termination of Executive’s employment as termination for Cause only after giving Executive the notice and opportunity to cure noted above and after providing Executive and their counsel an opportunity to be heard at a meeting of any committee designated by the Company’s Board of Directors for such purpose.

(b)            Good Reason. Executive shall have the right, at any time upon notice to the Company, to terminate this Agreement and Executive’s employment hereunder for “Good Reason” (as hereinafter defined) in the event Executive provides notice to the Company of the Good Reason condition within sixty (60) calendar days after the condition arises and the Company fails to cure (or if a longer cure period is required, to diligently pursue the cure of) such condition within thirty (30) calendar days of the receipt of notice. For purposes of this Agreement, “Good Reason” means (in the absence of written consent by Executive) (i) material diminution by the Company of Executive’s authority, duties and responsibilities, which change would cause Executive’s position to become one of less responsibility, importance and scope, (ii) material reduction by the Company of the Base Salary, as it may be increased from time to time, (iii) a materially adverse change in the geographic location at which Executive must perform services as described in Section 3(a) above; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(c)            Death and Disability. This Agreement and Executive’s employment will terminate upon Executive’s death. This Agreement and Executive’s employment may be terminated by the Company upon forty-five (45) calendar days’ written notice from the Company following the determination, as set forth immediately below, that Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means either (i) the inability of Executive to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii)  Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and/or health plan covering employees of the Company. Executive shall be deemed to have a Permanent Disability if Executive is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to Executive (if Executive is then able to exercise sound judgment) or Executive’s designee. During any period that Executive fails to perform their duties hereunder as a result of a Permanent Disability (“Disability Period”), Executive will continue to receive their Base Salary at the rate then in effect for such period until Executive’s employment is terminated pursuant to this Section 6(c); provided, however, that payments of Base Salary so made to Executive will be reduced by the sum of the amounts, if any, that are or were payable to Executive with respect to any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary. Any payments of Base Salary during the Disability Period shall be made in accordance with the Company’s standard payroll practices for salaried employees.

7.	Effects of Termination.

(a)            In the event that Executive’s employment is terminated by the Company for Cause pursuant to Section 6(a) hereof or by the Executive without Good Reason pursuant to Section 6(b) hereof, (i) Executive’s employment hereunder shall immediately cease, (ii) the Company shall pay to Executive within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Base Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures, and (iii) Executive shall receive any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. Once the amounts referred to in clauses (ii) and (iii) are paid, however, the Company shall have no further obligation to Executive.

(b)            If Executive shall die during the Term, Executive’s employment hereunder shall immediately cease, and the Company shall pay to Executive’s estate or designated beneficiary within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Base Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive’s estate or designated beneficiary will be entitled to any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. In the absence of a beneficiary designation by Executive, or if Executive’s designated beneficiary does not survive Executive, payments and benefits described above will be paid to Executive’s estate. In the event that the Company elects to terminate Executive’s employment pursuant to Section 6(c) as a result of a Permanent Disability, the Company shall pay to Executive within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Base Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive will be entitled to any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

(c)            In the event that Executive’s employment hereunder is terminated by Executive for Good Reason pursuant to Section 6(b) hereof, or by the Company without Cause other than pursuant to Section 6(a) or 6(c), then: (i) the Company shall continue to pay to Executive, the Base Salary specified in Section 5(a) in separate, substantially equal semi-monthly installments until the earlier to occur of (A) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred, or (B) the date upon which the final semi-monthly installment is payable to Executive in February of the year immediately following the calendar year during which Executive’s employment terminated, (ii) Executive shall be paid on March 1 of the year following the calendar year during which Executive’s employment was terminated, an amount equal to the Base Salary that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred less the total payments to Executive pursuant to Section 7(c)(i) above, (iii) Executive shall be paid within thirty (30) calendar days after the date of termination, an amount equal to the minimum Annual Base Bonus that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred, (iv) the Company shall provide Executive with continued health care coverage with the Company paid portion of the cost of such coverage to be provided by the Company, directly or indirectly, for the lesser of (A) twelve (12) months beginning with the termination date or (B) the balance of the Term, (v) Executive shall receive any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, and (vi) Executive shall be paid within thirty (30) calendar days after the date of termination, Executive’s accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. Anything herein to the contrary notwithstanding, the payments to Executive set forth in Sections 7(c)(i) and 7(c)(ii) shall be made in accordance with the short-term deferral exception under Treasury Regulations section 1.409A-1(b)(4). Anything herein to the contrary notwithstanding, non-renewal of this Agreement after the expiration of the Initial Term or any Renewal Term pursuant to Section 2 shall not be considered a termination of this Agreement by Company without Cause or by Executive for Good Reason.

(d)            In the event that Executive’s employment hereunder is terminated by Executive for Good Reason pursuant to Section 6(b) hereof, or by the Company without Cause other than pursuant to Section 6(a) or 6(c) hereof, within the six (6) months preceding or 24 months following a Corporate Transaction (as defined in the 2021 Plan) of the Company, then all of the terms and conditions of Section 7(c) above shall apply, provided, however, for implementing such terms and conditions of Section 7(c) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred shall be deemed to be the longer of the remaining Term and the second anniversary of the date of Executive’s employment termination hereunder.

(e)            In the event that any payments to which Executive becomes entitled in accordance with the provisions of Section 7(d) above or otherwise in connection with a Corporate Transaction of the Company pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) subject to the excise tax imposed under Section 4999 of the Code, then such payments shall be subject to reduction to the extent necessary or appropriate such that Executive shall receive the greater of (i) the amount of those payments which would not constitute such a parachute payment, or (ii) the amount which yields to Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the foregoing benefits under Section 4999 of the Code.

(f)            Executive’s obligations pursuant to the Confidentiality Agreement provided for in Section 8 below shall survive any termination of this Agreement for any reason whatsoever.

8.	Confidentiality, Intellectual Property Rights Assignment and Non-Competition.

(a)            As a condition to Executive’s continued employment hereunder, Executive shall execute and deliver to the Company, the Company’s Confidentiality, Intellectual Property Rights Assignment and Non-Competition Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit B. The parties acknowledge and agree that such Confidentiality Agreement constitutes an integral part of this Agreement and is incorporated herein in its entirety by reference. Executive’s obligations pursuant to the Confidentiality Agreement shall survive any termination of this Agreement for any reason whatsoever.

(b)            Notwithstanding anything set forth in this Agreement, the Confidentiality Agreement or other agreement between the Company and Executive, Executive understands that pursuant to the Defend Trade Secrets Act of 2016:

(x)            an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(y)            an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to the court order.

9.     Warranty Against Prior Existing Restriction. Executive represents and warrants that Executive is not a party to any non-competition or other agreement that contains restrictive language which could prohibit, limit or restrict performance of any services for which Executive is engaged under this Agreement.

10.   Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy of each jurisdiction in which enforcement is sought. Accordingly, if any particular provision, section, or subsection of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement is declared to be severable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

11.   Entire Agreement. This Agreement contains the entire understanding of the parties as to the subject matter hereof and supersedes all previous verbal and written agreements as to the subject matter hereof. There are no other agreements, representations, or warranties as to the subject matter hereof not set forth herein. This Agreement supersedes and replaces the 2019 and 2021 Agreements for all periods commencing upon the Effective Date. It is acknowledged and agreed by the parties that all obligations under the 2019 Agreement and except as otherwise set forth herein all obligations under the 2021 Agreement have been satisfied or waived.

12.    Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested and postage prepaid, addressed to the Company or Executive at their last known addresses. Addresses are as follows:

If to the Company:	Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, NJ 08540
Attention: Chief Executive Officer

With Copy to:	Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, NJ 08540
Attention: General Counsel

If to Executive:	to latest mailing address for Douglas M. Schafer, Jr. on record with Company

13.    Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of any right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

14.   Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15.   Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

16.   Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.   Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

18.   Remedies. The parties agree that in addition to any other rights and remedies available to the Company for any breach by Executive of their obligations hereunder, the Company shall be entitled to enforce Executive’s obligations hereunder by court injunction, or court ordered affirmative action, which injunction or ordered action may restrain a future breach of this Agreement if there is reasonable ground to believe that such a breach is threatened.

19.   Attorney’s Fees. In the event of any alleged dispute, breach or default under the terms of this Agreement by either party, the prevailing party shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys’ fees, incurred to enforce this Agreement, and such right shall be in addition to any and all other remedies or damages to which the prevailing party may be entitled.

20.   Prohibition Against Assignment. Executive agrees, for Executive and on behalf of Executive’s successors, heirs, executors, administrators, and any person or persons claiming under Executive by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void and shall relieve the Company of any and all obligations or liability hereunder.

21.    Taxes. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to Executive hereunder shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In addition, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A. Notwithstanding the foregoing, if applicable and necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to Executive pursuant to this Agreement on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation from service shall nonetheless be delayed until the first business day of the seventh (7th) month following Executive’s separation from service (or, if earlier, the date of Executive’s death). The first payment that can be made to Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code Section 409A(a)(2)(B)(i). In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive; provided, however, that in the event Executive is assessed any interest, penalty and/or additional tax under Section 409A(a)(1)(B) as a result of a failure of the shares underlying any options granted to Executive to qualify as service recipient stock under Section 409A, then the Company shall indemnify Executive for all such penalties, additional taxes and interest, and federal, state and local income taxes incurred by Executive as a result of such indemnification.

22.   Mediation; Arbitration; Waiver of Jury Trial and Jurisdiction.

(a)            Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any dispute, controversy or claim arising under, out of or relating to this Agreement or the employment relationship between the Company and Executive (a “Dispute”), shall be exclusively referred and subject to mediation lasting for at least a one (1) day session administered by a single mediator, to be selected by the Company. The parties agree that any mediation shall take place in Mercer County, New Jersey. The parties further agree that any agreement reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party shall bear an equal share of the mediation costs unless the parties agree otherwise.

(b)            Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any Dispute shall be exclusively referred to and resolved by a single arbitrator in a binding, confidential arbitration conducted by the American Arbitration Association in accordance with the Employment Arbitration Rules of that body, either initially or following unsuccessful mediation efforts. The parties agree that any arbitration shall take place in Mercer County, New Jersey. The parties further agree that any arbitration award shall be final and binding on the parties and the non-prevailing party shall, to the extent permitted by applicable law, pay all costs and expenses incurred by both of the parties in connection with such proceedings.

(c)            Executive fully understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, compensation, performance, breach and/or termination of the Agreement and/or employment relationship.

(d)            The Company and Executive expressly waive, to the fullest extent permitted by law, any right or expectation that any party may have to a jury trial of any Dispute, including any Dispute referred to mandatory mediation and/or arbitration as provided for above in this Section 22.

(e)            If the Company or Executive files an action to enforce any rights or to resolve any matter arising under this Agreement or relating to any Dispute, and the same is not required by the Company to be referred to mediation and/or binding arbitration as provided for in this Section 22, then any such action, suit, or other legal proceeding shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located in New Jersey), and Executive hereby consents to the jurisdiction of such court with respect to any such action, suit or proceeding. The prevailing party in any such action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees to the extent permitted by law.

(f)             Notwithstanding anything to the contrary, the foregoing does not prevent Executive from filing a complaint or charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any similar federal or state administrative agency, including claims for workers’ compensation or unemployment insurance benefits.

23.   Representation. Executive represents and warrants that Executive has had an opportunity to review this Agreement with independent counsel of Executive’s choice.

24.   Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other authority by reason of such party having or being deemed to have structured or drafted such provision.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Thomas P. Gallagher
Thomas P. Gallagher
Chief Executive Officer

EXECUTIVE

/s/ Douglas M. Schafer, Jr.
DOUGLAS M. SCHAFER, JR.

EXHIBIT A

Executive’s Exchange Related Duties

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this exhibit to the Securities and Exchange Commission upon request.

EXHIBIT B

Confidentiality,

Intellectual Property Rights Assignment and Non-Competition Agreement

This agreement (the “Agreement”) is effective as of _________, and is made between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation, with an office at 7 Roszel Road, Suite 1A, Princeton, New Jersey 08540 (including its subsidiaries, the “Company”), and ________________ (the “Employee”), an individual residing at _______________. In this Agreement, the term “Company” shall include any entity which owns, is owned by, controls directly or indirectly, or is under common control with, Company.

WHEREAS, Company is in the business of (i) developing, implementing, operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii) developing technology for exchanges and financial institutions (including but not limited to investment banks, private equity firms and hedge funds), including technology platform kits for market, sale and/or license, (iii) providing consulting services with respect to any of the foregoing, and (iv) pursuing strategic and technology ventures within the exchange and financial services space (the “Business”).

WHEREAS, Company relies in conducting its business on valuable, confidential or proprietary processes, methods and materials, which it regards as Confidential Information (see definition below), relating to its technology, business, operations, customers, members, investors, products and services. Company spends considerable resources acquiring and developing these proprietary processes, methods and materials (and all other Confidential Information). Company also receives Confidential Information from third parties and also relies on work product created on its behalf by employees and consultants. Company protects its intellectual property rights in such work product.

WHEREAS, to further Company’s and Employee’s interests, Employee will have access to certain Confidential Information and to Company resources that may be used in the creation of Confidential Information. Employee may also create work product that will be incorporated into Company’s products and/or services. Company is willing to establish and continue an employment relationship with Employee, including the provision of resources necessary to further the parties’ interests, only if Employee protects such Confidential Information, assigns rights to work product (including inventions, all as set forth below), and agrees to the reasonable non-competition covenants set forth below.

NOW, THEREFORE, in consideration of the covenants contained in this Agreement, and payments made or to be made by Company to Employee, the parties agree as follows:

1.            Confidential Information

(a)            “Confidential Information” shall mean any currently existing or hereinafter developed or acquired information, data, know-how, or technology that is not generally known to the public and which is part of or used or potentially useful or being developed for the Business or potential lines of business of Company. It shall also include all information, data, know-how, or technology (1) the unauthorized disclosure of which could harm Company’s or its clients’ or business associates’ interests; (2) developed or discovered by Employee (solely or jointly with others, whether or not such others are Company employees or consultants) in the course of Employee’s work for Company; and (3) received from third parties that Company is obligated to treat as confidential or proprietary. For example, Confidential Information includes the following non-exhaustive list: ideas, discoveries, inventions, innovations, processes, methodologies, concepts, formulas, algorithms and devices (whether patentable or not); trade secrets and know-how; patents, non-public trademarks, non-public copyrights and any non-public application for registration thereof; marketing, advertising and pricing methods, plans and strategies; accounting and business methods, plans and strategies; technical plans, specifications, designs and prototypes; information systems; data, databases (regardless of the ownership of the software on which such data is maintained), applications, source and object code (whether or not executable on any internal or external media), and other computer software, including system software, application software and firmware, developed by or for Company; program listings for computer software; specifications and system documentation for computer software, including functional, design, architecture and implementation specifications and documentation; audio and/or visual displays and sequences generated by computer software; user manuals; operating instructions; other technical or business information, drawings, diagrams and documentation; creative works (regardless of their stage of development) and works of authorship (whether published or unpublished); consumer preference information; existing and prospective investor, member, customer, listed company, vendor, employee and consultant lists and information; and non-public financial information. Confidential Information may be communicated by any means, including orally, visually, in writing, and by electronic transmission or other means and may be in any form or stored on any media.

(b)            Confidential Information shall not include information that Employee can demonstrate: (1) entered the public domain other than as a result of a breach of any obligation owed to Company; (2) was known to Employee without restriction before employment with Company; or (3) was developed by Employee without use of Company Confidential Information or other Company resources and is clearly outside the scope of Company’s Business.

(c)            Employee acknowledges that all of such Confidential Information constitutes specialized knowledge not generally known in Company’s industry and is a valuable asset belonging to Company and that it is essential to Company to protect the confidentiality of such Confidential Information.

(d)            Employee further acknowledges that all intellectual property and other proprietary rights, including patent rights, trademark rights, copyrights, trade secrets, database, and moral rights, throughout the world (collectively, “Proprietary Rights”), in and to any Confidential Information of Company, as well as in and to Company information or other property that is not confidential (together with Confidential Information, “Company Property”), shall vest in Company.

2.            Restrictions on Disclosure and Use

(a)            During the term of Employee’s employment with Company and for all time thereafter, Employee shall protect the confidentiality of Confidential Information and shall not, directly or indirectly, disclose or provide Confidential Information to any person or entity or use Company Property except in the ordinary course of and for the benefit of Company’s business, as authorized by Company or as otherwise permitted by this Agreement.

(b)            During the term of employment by Company, Employee will not (1) improperly use or disclose any confidential information, trade secrets or other proprietary information belonging to any former employer, client, or other person or entity or (2) bring onto Company premises or otherwise provide to Company any documents or other proprietary materials belonging to any former employer, client, or other person or entity unless consented to in writing by that former employer, client or other person or entity.

(c)            Employee represents and warrants that Employee’s entry into and performance of all of the terms of this Agreement and of Employee’s responsibilities as an employee of Company do not and will not breach any confidentiality, non-competition or other agreement or obligation, whether written or oral, that Employee has with respect to any third party.

(d)            Employee acknowledges and agrees that Employee’s obligations set forth in this Section 2 shall remain in full force and effect after termination of employment with Company for any reason whatsoever.

(e)            The confidentiality provisions of this Agreement are intended to supplement and not supersede applicable provisions of the New Jersey Trade Secrets Act and the United States Defend Trade Secrets Act of 2016, which prohibit the misappropriation of trade secrets and provide statutory remedies for protection of trade secrets to employers, to the fullest extent applicable.

(f)            Notwithstanding anything set forth in this Agreement or other agreement between the Company and Employee, Employee understands that pursuant to the Defend Trade Secrets Act of 2016:

(x)            an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(y)            an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to the court order.

3.            Company’s Rights and Remedies

(a)            Employee shall notify Company immediately of any unauthorized disclosure or use of Confidential Information or Company Property and will cooperate with Company in all efforts to remedy the resulting harm. Employee shall notify Company in writing in the event that Employee is required by judicial process to disclose any Confidential Information prior to such disclosure, and allow the Company a reasonable opportunity to defend and protect against such disclosure.

(b)            Employee shall return to Company tangible and intangible items containing or disclosing any Company Property on termination of employment with Company for any reason or at Company’s request. Employee agrees that any property situated on Company’s premises and owned by Company, including electronic and physical storage media and all work areas, may be inspected by Company personnel at any time without notice.

(c)            Employee acknowledges that irreparable injury and damage to Company may result from unauthorized use or disclosure of Company Property, and that monetary damages may not be a sufficient remedy in any such case. Accordingly, in addition to any other rights and remedies that may be available to Company, Employee agrees that for any breach or threatened breach by Employee of this Agreement, Company shall be entitled to injunctive or other equitable relief without posting bond or other security.

(d)            Employee agrees to indemnify and hold Company harmless from all damages, losses, and expenses, including reasonable attorneys’ fees, arising from any breach of Employee’s covenants under this Agreement.

(e)            In addition to Company’s other remedies, if Employee materially breaches this Agreement, Company shall have the right to cancel any other agreements between the parties.

4.            Work Product/Invention Disclosure and Assignment

(a)            During the term of employment with Company, Employee shall promptly disclose all work product, inventions, technology, discoveries, improvements, formulae, processes, techniques, know-how and data, whether or not patentable, and other matters that give rise to intellectual property rights, that are made, conceived, reduced to practice, produced, created, written, developed, or learned by Employee, either alone or jointly with others (whether or not such others are Company employees or consultants) which are useful in and relate to the Business of Company, or result from tasks assigned to Employee by Company, or result from use of resources owned, leased or contracted for by Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions"). All Inventions shall be the sole property of Company and Company shall be the sole owner of all Proprietary Rights therein. Employee shall assign and does hereby assign to Company all rights Employee may have or acquire in all Inventions and Proprietary Rights therein. This assignment includes so-called moral rights. If not assignable under applicable law, Employee waives all moral rights to the extent permitted by law.

(b)            Employee acknowledges that all works subject to United States copyright law created by Employee (solely or jointly with others whether or not such others are Company employees or consultants) within the scope of employment with Company are or will be considered “works made for hire”, as that term is defined in the United States Copyright Act. Accordingly, the Company shall be the sole and exclusive author and owner of all such copyrightable works and all right, title and interest therein and thereto, including, without limitation, all copyrights and all renewals and extensions thereof. To the extent that any of such works, or any part thereof, are determined not to be a work made for hire under the Copyright Act, Employee hereby irrevocably, unconditionally, permanently, exclusively and absolutely assigns and grants to the Company all right, title and interest in and to such works, including, without limitation, the right to prepare derivative works and all copyrights in all of the foregoing and all renewals and extensions thereof.

(c)            For the avoidance of doubt, this Agreement does not obligate Employee to assign or offer to assign to Company any of Employee’s Proprietary Rights in any invention or creative work developed entirely on Employee’s own time, and for which no Company resources or Company Property were used, unless (i) the invention relates directly to Company’s Business or actual or demonstrably anticipated research, development, or other business expansion or future Company plans, or (ii) the invention or creative work results directly or indirectly from any work performed by Employee for or on behalf of Company.

(d)            Proprietary Rights in work product and inventions conceived, developed, or reduced to practice by Employee before employment with Company began are excluded from the scope of this Agreement. Employee agrees to maintain documentation sufficient to establish the prior existence and scope of such work product or inventions.

5.            Assistance to Company

(a)            During the term of employment with Company, Employee will promptly disclose to Company, and will hold in trust for the benefit of Company, any and all Company Property, including Confidential Information, Inventions and work product, and Proprietary Rights therein of which Employee becomes aware.

(b)            Employee agrees to assist Company to obtain and enforce Company’s Proprietary Rights, including by preparing and signing such documents and performing such other acts (including appearing as a witness) as Company may reasonably request. These obligations shall continue after termination of Employee’s employment with Company for any reason, but after termination, Company shall compensate Employee at a reasonable rate for time actually spent by Employee at Company’s request. If Company is unable, after reasonable effort, to secure Employee’s signature on any document necessary or appropriate in connection with the actions specified in this Section 5, Employee hereby irrevocably designates and appoints Company as Employee’s attorney in fact to execute, verify, and file any such documents and to do all other lawful acts necessary to further the purposes of this Agreement, all as if done by Employee.

6.            Non-Competition and Non-Solicitation

(a)           Employee agrees that while employed by Company, and for a period of twelve (12) months following termination of employment with Company for any reason, Employee will not without Company’s prior written consent:

(1)  directly or indirectly, engage in activities nor render services (similar or reasonably related to those which Employee shall have rendered to the Company) to or for, any person, entity, firm, business organization which directly or indirectly competes with the Business of Company, whether now existing or hereafter established, nor shall Employee entice, induce or encourage any of Company’s employees to engage in any activity or provide any service which, were it done by Employee, would violate this provision.

(2)  directly or indirectly, solicit Company’s employees or independent contractors to leave their employ with Company, nor shall Employee recruit or offer or cause to be recruited or offered employment or an independent contract to any person who was employed by or under contract with regard to the Business of Company at any time during the eighteen (18) months prior to the termination of Employee’s employment with Company.

(b)            Employee acknowledges that this Section 6 is not designed to prevent Employee from earning a living or advancing Employee’s career. The provisions of this Section 6 are designed to prevent unfair competition against Company, including by use of Confidential Information. Accordingly, Employee agrees that these restrictions are reasonable and necessary for the protection of Company.

(c)            Notwithstanding the foregoing provisions of this Section 6, in the event that Employee has entered into, or in the future enters into, a separate agreement with Company with respect to non-competition and/or non-solicitation with or against Company which is inconsistent with the non-competition and/or non-solicitation terms contained in this Section 6, then the non-competition and/or non-solicitation terms of such separate agreement between Employee and Company shall control.

7.	Mediation; Arbitration; Waiver of Jury Trial and Jurisdiction.

(a)            Except as otherwise provided herein to the contrary, the parties agree that Company may, at its sole and exclusive discretion, require that any dispute, controversy or claim arising under, out of or relating to this Agreement or the transactions contemplated hereby (a “Dispute”), shall be exclusively referred and subject to mediation lasting for at least a one day session administered by a single mediator, to be selected by the Company. The parties agree that any mediation shall take place in Mercer County, New Jersey. The parties further agree that any agreement reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party shall bear an equal share of the mediation costs unless the parties agree otherwise.

(b)            Except as otherwise provided herein to the contrary, the parties agree that the Company may, at its sole and exclusive discretion, require that any Dispute shall be exclusively referred to and resolved by a single arbitrator in a binding, confidential arbitration conducted by the American Arbitration Association in accordance with the Employment Arbitration Rules of that body, either initially or following unsuccessful mediation efforts. The parties agree that any arbitration shall take place in Mercer County, New Jersey. The parties further agree that any arbitration award shall be final and binding on the parties and the non-prevailing party shall, to the extent permitted by applicable law, pay all costs and expenses incurred by both of the parties in connection with such proceedings.

(c)            Employee fully understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, performance, breach and/or termination of the Agreement.

(d)            The Company and Employee expressly waive, to the fullest extent permitted by law, any right or expectation that any party may have to a jury trial of any Dispute, including any Dispute referred to mandatory mediation and/or arbitration as provided for above in this Section 7.

(e)            If Company or Employee files an action to enforce any rights or to resolve any matter arising under this Agreement or relating to any Dispute, and the same is not required by the Company to be referred to mediation and/or binding arbitration as provided for in this Section 7 above, then any such action, suit, or other legal proceeding shall be commenced only in a court of the State of New Jersey (or, if appropriate, a federal court located in New Jersey), and Employee hereby consents to the jurisdiction of such court with respect to any such action, suit or proceeding. The prevailing party in any such action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees to the extent permitted by law.

8.            Miscellaneous

(a)            This Agreement is the entire agreement between the parties with respect to the subject matter hereof. It shall not be modified except by subsequent written agreement or amendment signed on behalf of Employee and Company by their authorized representatives. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Valid waiver of any provision of this Agreement shall require a writing signed by an authorized officer of Company.

(b)            Because Employee’s services are personal and unique, and because Employee has had and will continue to have access to and has become and will continue to become acquainted with the Confidential Information of Company and because any breach by Employee of any of the terms and conditions of this Agreement would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for breach, or threatened breach, of this Agreement. Employee agrees that in any action in which Company seeks injunctive, specific performance or other equitable relief, Employee will not assert or contend that any of the provisions of this Agreement are unreasonable or otherwise unenforceable.

(c)            If any court or other decision-maker of competent jurisdiction determines that any of the covenants (or any parts thereof) contained in this Agreement are unenforceable because of the duration or geographical scope of such provision, then, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and in its reduced form, such provision shall then be enforceable and shall be enforced. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and the remaining provisions shall remain in full force and effect.

(d)            Employee agrees not to make any statements, whether written, oral or via other media, about Company or its officers, directors, shareholders, investors, employees or agents that are negative or disparaging or that could affect adversely the conduct of Company’s business or its reputation. Nothing herein shall preclude Employee from communicating or testifying truthfully to the extent expressly required or protected by law, or by the proper inquiry of a state or federal governmental agency, or by a subpoena to testify issued by a court of competent jurisdiction.

(e)            This Agreement is for the benefit of and is binding on the parties, their successors, and assigns. This Agreement shall be governed by the laws of the State of New Jersey (without reference to the conflicts of laws provisions thereof).

(f)            Employee agrees that nothing in this Agreement confers or shall confer (1) any right with respect to continuation of employment with Company beyond any term otherwise agreed to in writing, or (2) any interest in Company Property or Company’s Proprietary Rights. Employee further agrees that this Agreement does not set forth all of the terms and conditions of Employee’s employment with Company, and that as an employee of Company, Employee will abide by all of Company’s applicable policies and procedures.

(g)            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT WHICH MAY BE INTERPRETED TO THE CONTRARY, THE PARTIES EXPRESSLY INTEND THE EMPLOYMENT RELATIONSHIP BETWEEN THEM TO BE STRICTLY “AT-WILL” AND TERMINABLE BY EITHER PARTY AT ANY TIME, WITH OR WITHOUT NOTICE, FOR ANY REASON WHATSOEVER (UNLESS PROVIDED OTHERWISE IN A SEPARATE AGREEMENT WITH COMPANY). NO ORAL OR OTHER REPRESENTATION, REGARDLESS OF WHEN OR BY WHOM MADE, SHALL BE EFFECTIVE TO MODIFY THE TERMS OF THIS AGREEMENT SO AS TO CREATE ANY AGREEMENT OF EMPLOYMENT FOR ANY SPECIFIED PERIOD OF TIME. IN THE EVENT OF A TERMINATION OF THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES HERETO, THE PROVISIONS OF THIS AGREEMENT THAT PROVIDE FOR ACTION OR INACTION FOLLOWING THE TERMINATION OF EMPLOYMENT SHALL ALL SURVIVE SUCH EVENTS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:
Dominique Prunetti Miller
Human Resources Administrator

EMPLOYEE

By:
Name:
Title: